Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2024 First Quarter Results

BATON ROUGE, LA / ACCESSWIRE / April 22, 2024 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2024. Investar reported net income of $4.7 million, or $0.48 per diluted common share, for the first quarter of 2024, compared to net income of $3.5 million, or $0.36 per diluted common share, for the quarter ended December 31, 2023, and net income of $3.8 million, or $0.38 per diluted common share, for the quarter ended March 31, 2023.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2024 were $0.43 compared to $0.39 for the fourth quarter of 2023, and $0.51 for the first quarter of 2023. Core earnings exclude certain items including, but not limited to, loss on call or sale of investment securities, net, (gain) loss on sale or disposition of fixed assets, net, loss on sale of other real estate owned, net, change in the fair value of equity securities, write down of other real estate owned, gain on early extinguishment of subordinated debt, and divestiture expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo commented:

“Investar had a solid first quarter, and I am pleased with our results. Despite the potential of a higher-for-longer interest rate environment, we are focused on proactively managing through this uncertainty while remaining strategically positioned to benefit from a decrease in rates. During the first quarter, we continued to execute on our strategy of consistent, quality earnings through the optimization of our balance sheet and prudent expense management, and we are beginning to realize the benefits as evidenced by our results. Primarily through the right-sizing of our balance sheet, we recognized the benefit of a $1.4 million negative provision. Our GAAP and core metrics for diluted earnings per share and return on average assets improved from the prior quarter.

Our goal is to build a fortress balance sheet that is less interest rate sensitive and responsibly build capital levels through organic earnings growth and a disciplined pace of share repurchases. Each quarter, we continue to focus on the things we can control and make progress towards our goals. We continue to benefit from the origination of higher yielding loans and repricing of our variable-rate assets. During the first quarter we originated and renewed loans, 80% of which were variable-rate loans, at a 9.2% blended interest rate. Our net interest margin decreased from the prior quarter, but we are pleased with the expansion of our adjusted net interest margin when excluding interest income accretion and interest recoveries.

We continue to closely manage our interest-earning assets and short-term funding costs. We completed a partial restructuring of approximately $8.4 million of our bank owned life insurance with reinvestments in policies that yield more than double the yield of the surrendered policies with just over a one year earn-back period. We refinanced all of our borrowings under the Bank Term Funding Program at a lower rate prior to the expiration of the program. Additionally, we repurchased $1.0 million in principal amount of subordinated debt at a significant discount to par and recognized a gain of $0.2 million.

Our efforts to focus on underwriting high quality credits and allow higher risk credit relationships to run off are paying off. Credit quality remained very strong as nonperforming loans represented just 0.26% of total loans, and we experienced minimal charge-offs.

As always, we remain focused on shareholder value and returning capital to shareholders. We repurchased 10,525 shares of our common stock during the first quarter at an average price of $16.20 per share.”

First Quarter Highlights

•	Return on average assets increased to 0.68% for the quarter ended March 31, 2024 compared to 0.50% for the quarter ended December 31, 2023. Core return on average assets improved to 0.61% for the quarter ended March 31, 2024 compared to 0.54% for the quarter ended December 31, 2023.

•	Noninterest expense and core noninterest expense decreased $0.1 million to $15.3 million for the quarter ended March 31, 2024 compared to $15.4 million for the quarter ended December 31, 2023.

•	Credit quality remained strong as nonperforming loans were 0.26% of total loans at March 31, 2024 and December 31, 2023.

•	Consistent with our strategy of optimizing the balance sheet, total loans decreased $30.0 million, or 1.4%, to $2.18 billion at March 31, 2024, compared to $2.21 billion at December 31, 2023.

•	Variable-rate loans as a percentage of total loans improved to 28% at March 31, 2024 compared to 27% at December 31, 2023. During the first quarter we originated and renewed loans, 80% of which were variable-rate loans, at a 9.2% blended interest rate.

•	Investar recorded a negative provision for credit losses of $1.4 million for the quarter ended March 31, 2024, compared to a provision for credit losses of $0.5 million for the quarter ended December 31, 2023.

•	During the first quarter, Investar refinanced all of its borrowings under the Federal Reserve’s Bank Term Funding Program (“BTFP”). The weighted average rate was 4.76% at March 31, 2024 compared to 4.83% at December 31, 2023.

•	Investar completed the closure and sale of one branch location in Alabama during the first quarter of 2024 and recorded a $0.4 million gain on sale or disposition of fixed assets.

•	Investar repurchased $1.0 million in principal amount of our 5.125% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “2032 Notes”) and recognized a gain on early extinguishment of subordinated debt of $0.2 million.

•	Investar surrendered approximately $8.4 million of bank owned life insurance (“BOLI”) and reinvested the proceeds in higher yielding policies. The restructuring has an expected earn-back period of just over one year.

•	Investar repurchased 10,525 shares of its common stock through its stock repurchase program at an average price of $16.20 during the quarter ended March 31, 2024, leaving 503,741 shares authorized for repurchase under the program at March 31, 2024.

Loans

Total loans were $2.18 billion at March 31, 2024, a decrease of $30.0 million, or 1.4%, compared to December 31, 2023, and an increase of $71.5 million, or 3.4%, compared to March 31, 2023.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2024	12/31/2023	3/31/2023	$	%	$	%	3/31/2024	3/31/2023
Mortgage loans on real estate
Construction and development	$173,511	$190,371	$210,274	$(16,860)	(8.9)%	$(36,763)	(17.5)%	8.0%	10.0%
1-4 Family	414,480	413,786	401,329	694	0.2	13,151	3.3	19.0	19.0
Multifamily	105,124	105,946	80,980	(822)	(0.8)	24,144	29.8	4.8	3.8
Farmland	7,539	7,651	10,731	(112)	(1.5)	(3,192)	(29.7)	0.4	0.5
Commercial real estate
Owner-occupied	453,414	449,610	433,585	3,804	0.8	19,829	4.6	20.8	20.6
Nonowner-occupied	495,844	488,098	533,572	7,746	1.6	(37,728)	(7.1)	22.7	25.3
Commercial and industrial	518,969	543,421	425,093	(24,452)	(4.5)	93,876	22.1	23.8	20.2
Consumer	11,697	11,736	13,480	(39)	(0.3)	(1,783)	(13.2)	0.5	0.6
Total loans	$2,180,578	$2,210,619	$2,109,044	$(30,041)	(1.4)%	$71,534	3.4%	100%	100%

At March 31, 2024, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $972.4 million, a decrease of $20.6 million, or 2.1%, compared to the business lending portfolio of $993.0 million at December 31, 2023, and an increase of $113.7 million, or 13.2%, compared to the business lending portfolio of $858.7 million at March 31, 2023. The decrease in the business lending portfolio compared to December 31, 2023 is primarily driven by lower loan demand and loan amortization. The increase in the business lending portfolio compared to March 31, 2023 is primarily driven by our purchase of commercial and industrial revolving lines of credit in the second half of 2023, partially offset by lower loan demand due to higher rates.

Nonowner-occupied loans totaled $495.8 million at March 31, 2024, an increase of $7.7 million, or 1.6%, compared to $488.1 million at December 31, 2023, and a decrease of $37.7 million, or 7.1%, compared to $533.6 million at March 31, 2023. The increase in nonowner-occupied loans compared to December 31, 2023 is primarily due to conversions from construction and development upon completion of construction. The decrease in nonowner-occupied loans compared to March 31, 2023 is primarily due to a reclassification of approximately $24.1 million nonowner-occupied loans to multifamily loans due to a change in the primary use of the property and loan amortization.

Construction and development loans totaled $173.5 million at March 31, 2024, a decrease of $16.9 million, or 8.9%, compared to $190.4 million at December 31, 2023, and a decrease of $36.8 million, or 17.5%, compared to $210.3 million at March 31, 2023. The decrease in construction and development loans compared to December 31, 2023 and March 31, 2023 is primarily due to conversions to permanent loans upon completion of construction.

Credit Quality

Nonperforming loans were $5.6 million, or 0.26% of total loans, at March 31, 2024, a decrease of $0.2 million compared to $5.8 million, or 0.26% of total loans, at December 31, 2023, and a decrease of $0.1 million compared to $5.7 million, or 0.27% of total loans, at March 31, 2023. The decrease in nonperforming loans compared to December 31, 2023 is mainly attributable to paydowns.

The allowance for credit losses was $29.1 million, or 515.4% and 1.34% of nonperforming and total loans, respectively, at March 31, 2024, compared to $30.5 million, or 529.3% and 1.38% of nonperforming and total loans, respectively, at December 31, 2023, and $30.5 million, or 535.6% and 1.45% of nonperforming and total loans, respectively, at March 31, 2023.

Investar recorded a negative provision for credit losses of $1.4 million for the quarter ended March 31, 2024 compared to a provision for credit losses of $0.5 million and $0.4 million for the quarters ended December 31, 2023 and March 31, 2023, respectively. The negative provision for credit losses in the quarter ended March 31, 2024 was primarily due to a decrease in total loans, aging of existing loans, and, to a lesser extent, the completion of our annual current expected credit loss allowance model recalibration. The provision for credit losses in the quarter ended December 31, 2023 was primarily attributable to loan growth resulting from the purchase of commercial and industrial revolving lines of credit, partially offset by an improvement in the economic forecast. The provision for credit losses for the quarter ended March 31, 2023 was due to organic loan growth.

Deposits

Total deposits at March 31, 2024 were $2.21 billion, a decrease of $47.9 million, or 2.1%, compared to $2.26 billion at December 31, 2023, and an increase of $62.2 million, or 2.9%, compared to $2.15 billion at March 31, 2023.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	3/31/2024	12/31/2023	3/31/2023	$	%	$	%	3/31/2024	3/31/2023
Noninterest-bearing demand deposits	$435,397	$448,752	$508,241	$(13,355)	(3.0)%	$(72,844)	(14.3)%	19.7%	23.7%
Interest-bearing demand deposits	502,818	489,604	538,515	13,214	2.7	(35,697)	(6.6)	22.8	25.1
Money market deposits	171,113	179,366	180,402	(8,253)	(4.6)	(9,289)	(5.1)	7.7	8.4
Savings deposits	132,449	137,606	137,336	(5,157)	(3.7)	(4,887)	(3.6)	6.0	6.4
Brokered time deposits	237,850	269,102	146,270	(31,252)	(11.6)	91,580	62.6	10.8	6.8
Time deposits	728,201	731,297	634,883	(3,096)	(0.4)	93,318	14.7	33.0	29.6
Total deposits	$2,207,828	$2,255,727	$2,145,647	$(47,899)	(2.1)%	$62,181	2.9%	100%	100%

The increase in interest-bearing demand deposits at March 31, 2024 compared to December 31, 2023 is primarily due to organic growth. The decrease in noninterest-bearing demand deposits, money market deposits, and savings deposits at March 31, 2024 compared to December 31, 2023 is primarily the result of customers drawing down on their existing deposit accounts. The decrease in time deposits at March 31, 2024 compared to December 31, 2023 is primarily due to a reduced emphasis on attracting time deposits. Brokered time deposits decreased to $237.9 million at March 31, 2024 from $269.1 million at December 31, 2023 primarily due to scheduled maturities as part of our laddering strategy. Investar utilizes brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. At March 31, 2024, the balance of brokered time deposits remained below 10% of total assets, and the remaining weighted average duration is approximately 14 months with a weighted average rate of 5.18%.

Time deposits and brokered time deposits increased, and other deposit categories decreased at March 31, 2024 compared to March 31, 2023 primarily due to shifts into interest-bearing deposit products as a result of rising interest rates. The majority of the increase in time deposits at March 31, 2024 compared to March 31, 2023 is due to organic growth and existing customer funds migrating from other deposit categories. We utilized shorter term brokered time deposits, which were laddered to provide flexibility, to fund a portion of the purchase of commercial and industrial revolving lines of credit in the second half of 2023.

Stockholders’ Equity

Stockholders’ equity was $227.0 million at March 31, 2024, an increase of $0.2 million compared to December 31, 2023, and an increase of $8.5 million compared to March 31, 2023. The increase in stockholders’ equity compared to December 31, 2023 is primarily attributable to net income for the quarter, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio. The increase in stockholders’ equity compared to March 31, 2023 is primarily attributable to net income for the last twelve months, partially offset by an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio.

Net Interest Income

Net interest income for the first quarter of 2024 totaled $17.2 million, a decrease of $1.3 million, or 6.9%, compared to the fourth quarter of 2023, and a decrease of $3.0 million, or 14.7%, compared to the first quarter of 2023. Total interest income was $35.7 million, $36.7 million and $31.0 million for the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. Total interest expense was $18.5 million, $18.2 million and $10.8 million for the corresponding periods. Included in net interest income for the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023 is $19,000, $25,000, and $0.1 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for each of the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023 are interest recoveries of $21,000, $1.1 million, and $0.1 million, respectively.

Investar’s net interest margin was 2.59% for the quarter ended March 31, 2024, compared to 2.72% for the quarter ended December 31, 2023 and 3.13% for the quarter ended March 31, 2023. The decrease in net interest margin for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023 was driven by an 11 basis point increase in the overall cost of funds, and a two basis point decrease in the yield on interest-earning assets. The decrease in net interest margin for the quarter ended March 31, 2024 compared to the quarter ended March 31, 2023 was driven by a 128 basis point increase in the overall cost of funds, partially offset by a 58 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 5.38% for the quarter ended March 31, 2024, compared to 5.40% for the quarter ended December 31, 2023 and 4.80% for the quarter ended March 31, 2023. The decrease in the yield on interest-earning assets compared to the quarter ended December 31, 2023 was primarily attributable to a four basis point decrease in the yield on the loan portfolio, partially offset by a one basis point increase in the yield on the taxable securities portfolio. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2023 was primarily driven by a 62 basis point increase in the yield on the loan portfolio.

Exclusive of the interest income accretion from the acquisition of loans and interest recoveries, adjusted net interest margin was 2.59% for the quarter ended March 31, 2024, compared to 2.56% for the quarter ended December 31, 2023 and 3.10% for the quarter ended March 31, 2023. The adjusted yield on interest-earning assets was 5.38% for the quarter ended March 31, 2024 compared to 5.23% and 4.77% for the quarters ended December 31, 2023 and March 31, 2023, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 14 basis points to 3.31% for the quarter ended March 31, 2024 compared to 3.17% for the quarter ended December 31, 2023 and increased 169 basis points compared to 1.62% for the quarter ended March 31, 2023. The increase in the cost of deposits compared to the quarter ended December 31, 2023 resulted from an increase in rates paid on time deposits and brokered time deposits and both a higher average balance and an increase in rates paid on interest-bearing demand deposits. The increase in the cost of deposits compared to the quarter ended March 31, 2023 resulted from both a higher average balance and an increase in rates paid on time deposits and brokered time deposits, and an increase in rates paid on interest-bearing demand deposits and savings deposits, partially offset by a lower average balance of interest-bearing demand deposits.

The cost of short-term borrowings decreased 18 basis points to 4.66% for the quarter ended March 31, 2024 compared to 4.84% for the quarter ended December 31, 2023 and decreased 14 basis points compared to 4.80% for the quarter ended March 31, 2023. Beginning in the second quarter of 2023, the Bank began utilizing the BTFP to secure fixed rate funding for up to a one-year term and reduce short-term Federal Home Loan Bank (“FHLB”) advances, which are priced daily. The Bank utilized this source of funding due to its lower rate as compared to FHLB advances, the ability to prepay the obligations without penalty, and as a means to lock in funding. The decrease in the cost of short-term borrowings compared to the quarters ended December 31, 2023 and March 31, 2023 resulted primarily from the refinancing of borrowings under the BTFP at lower rates.

The overall cost of funds for the quarter ended March 31, 2024 increased 11 basis points to 3.51% compared to 3.40% for the quarter ended December 31, 2023 and increased 128 basis points compared to 2.23% for the quarter ended March 31, 2023. The increase in the cost of funds for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023 resulted from an increase in the cost of deposits and a higher average balance of short-term borrowings, partially offset by a lower average balance of deposits and a decrease in the cost of short-term borrowings. The increase in the cost of funds for the quarter ended March 31, 2024 compared to the quarter ended March 31, 2023 resulted from both a higher average balance and an increase in the cost of deposits, partially offset by both a lower average balance and a decrease in the cost of short-term borrowings.

Noninterest Income

Noninterest income for the first quarter of 2024 totaled $2.7 million, an increase of $1.0 million, or 56.6%, compared to the fourth quarter of 2023 and an increase of $1.7 million, or 155.4%, compared to the first quarter of 2023.

The increase in noninterest income compared to the quarter ended December 31, 2023 is driven by a $0.5 million increase in gain on sale or disposition of fixed assets, a $0.3 million decrease in loss on call or sale of investment securities, a $0.1 million increase in the change in fair value of equity securities, and a $0.1 million increase in other operating income. The increase in gain of sale or disposition of fixed assets resulted from the closure of one branch in the Alabama market during the first quarter of 2024. The increase in other operating income is primarily attributable to a $0.1 million increase in derivative fee income.

The increase in noninterest income compared to the quarter ended March 31, 2023 is primarily attributable to a $1.3 million increase in gain on sale or disposition of fixed assets, a $0.1 decrease in the loss on other real estate owned, $0.1 million increase in the change in fair value of equity securities, and a $0.2 million increase in other operating income. During the first quarter of 2024, there was a gain of sale or disposition of fixed assets of $0.4 million resulting from the closure of one branch in the Alabama market compared to a loss on sale or disposition of fixed assets of $0.9 million as a result of the sale of the Alice and Victoria, Texas branches in the first quarter of 2023. The increase in other operating income is primarily attributable to a $0.1 million increase in the change in the net asset value of other investments.

Noninterest Expense

Noninterest expense for the first quarter of 2024 totaled $15.3 million, a decrease of $0.1 million, or 0.9%, compared to the fourth quarter of 2023, and a decrease of $0.9 million, or 5.4%, compared to the first quarter of 2023.

The decrease in noninterest expense for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023 was primarily driven by a $0.2 million gain on early extinguishment of subordinated debt, a $0.1 million decrease in occupancy expense, and a $0.1 million decrease in depreciation and amortization, partially offset by a $0.2 million increase in salaries and employee benefits, and a $0.1 million increase in other operating expense. The gain on early extinguishment of subordinated debt is due to the repurchase of $1.0 million in principal amount of our 2032 Notes in the first quarter of 2024. The decrease in occupancy was primarily due to higher maintenance costs in the fourth quarter of 2023. The increase in other operating expense resulted from a $0.1 million increase in Federal Deposit Insurance Corporation (“FDIC”) assessments and a $0.2 million write down of other real estate owned related to a former branch location, partially offset by a $0.2 million decrease in bank shares tax.

The decrease in noninterest expense for the quarter ended March 31, 2024 compared to the quarter ended March 31, 2023 was primarily driven by $0.7 million in expenses as a result of the sale of the Alice and Victoria, Texas branch locations in the first quarter of 2023. As a result of the sale of the Alice and Victoria, Texas branches, we recorded $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible. The remaining decrease of $0.2 million is primarily due to a $0.2 million gain on early extinguishment of subordinated debt, a $0.1 million decrease in depreciation and amortization, and a $0.1 million decrease in professional fees unrelated to the sale of the Alice and Victoria, Texas branch locations, partially offset by a $0.3 million increase in other operating expenses. The increase in other operating expense resulted from a $0.2 million increase in FDIC assessments and a $0.2 million write down of other real estate owned related to a former branch location, partially offset by a $0.1 million decrease in collection and repossession expenses and a $0.1 million decrease in bank shares tax.

Taxes

Investar recorded an income tax expense of $1.4 million for the quarter ended March 31, 2024, which equates to an effective tax rate of 22.7%, compared to effective tax rates of 18.1% and 18.7% for the quarters ended December 31, 2023 and March 31, 2023, respectively. Investar surrendered approximately $8.4 million of BOLI and reinvested the proceeds in higher yielding policies. Investar incurred a $0.3 million income tax expense as a result of the restructuring. The restructuring has an expected earn-back period of just over one year. Excluding the effect of the BOLI surrender, the effective tax rate for the quarter ended March 31, 2024 was approximately 18.0%.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.48 for the quarter ended March 31, 2024, compared to basic and diluted earnings per common share of $0.36 for the quarter ended December 31, 2023, and basic and diluted earnings per common share of $0.38 for the quarter ended March 31, 2023.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2024, the Bank had 323 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding interest recoveries and interest income accretion from the acquisition of loans. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	changes in inflation, interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	our ability to continue to successfully execute the pivot of our near-term strategy from primarily a growth strategy to a strategy primarily focused on consistent, quality earnings through the optimization of our balance sheet, and our ability to successfully execute a long-term growth strategy;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity, which may be caused by, among other things, disruptions in the banking industry similar to those that occurred in early 2023 that caused bank depositors to move uninsured deposits to other banks or alternative investments outside the banking industry;

•	our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	increasing costs of complying with new and potential future regulations;

•	new or increasing geopolitical tensions, including resulting from wars in Ukraine and Israel and surrounding areas;

•	the emergence or worsening of widespread public health challenges or pandemics including COVID-19;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	risks associated with our digital transformation process, including increased risks of cyberattacks and other security breaches and challenges associated with addressing the increased prevalence of artificial intelligence;

•	risks of losses resulting from increased fraud attacks against us and others in the financial services industry;

•	potential impairment of our goodwill and other intangible assets;

•	our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

•	the impact of litigation and other legal proceedings to which we become subject;

•	competitive pressures in the commercial finance, retail banking, mortgage lending and consumer finance industries, as well as the financial resources of, and products offered by, competitors;

•	the impact of changes in laws and regulations applicable to us, including banking, securities and tax laws and regulations and accounting standards, as well as changes in the interpretation of such laws and regulations by our regulators;

•	changes in the scope and costs of FDIC insurance and other coverages;

•	governmental monetary and fiscal policies; and

•	hurricanes, tropical storms, tropical depressions, floods, winter storms, droughts and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism; other international or domestic calamities; acts of God; and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Part I Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Part II Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2024	12/31/2023	3/31/2023	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$35,722	$36,668	$30,977	(2.6)%	15.3%
Total interest expense	18,506	18,177	10,804	1.8	71.3
Net interest income	17,216	18,491	20,173	(6.9)	(14.7)
Provision for credit losses	(1,419)	486	388	(392.0)	(465.7)
Total noninterest income	2,748	1,755	1,076	56.6	155.4
Total noninterest expense	15,296	15,440	16,175	(0.9)	(5.4)
Income before income tax expense	6,087	4,320	4,686	40.9	29.9
Income tax expense	1,380	782	874	76.5	57.9
Net income	$4,707	$3,538	$3,812	33.0	23.5

AVERAGE BALANCE SHEET DATA
Total assets	$2,802,192	$2,817,388	$2,735,823	(0.5)%	2.4%
Total interest-earning assets	2,669,553	2,694,474	2,615,097	(0.9)	2.1
Total loans	2,195,496	2,214,916	2,103,989	(0.9)	4.3
Total interest-bearing deposits	1,805,569	1,824,318	1,557,665	(1.0)	15.9
Total interest-bearing liabilities	2,118,746	2,119,724	1,961,302	(0.0)	8.0
Total deposits	2,233,704	2,279,211	2,108,168	(2.0)	6.0
Total stockholders’ equity	228,690	212,454	219,690	7.6	4.1

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.48	$0.36	$0.38	33.3%	26.3%
Diluted earnings per common share	0.48	0.36	0.38	33.3	26.3
Core Earnings(1):
Core basic earnings per common share(1)	0.44	0.39	0.52	12.8	(15.4)
Core diluted earnings per common share(1)	0.43	0.39	0.51	10.3	(15.7)
Book value per common share	23.21	23.26	22.06	(0.2)	5.2
Tangible book value per common share(1)	18.90	18.92	17.74	(0.1)	6.5
Common shares outstanding	9,781,946	9,748,067	9,900,648	0.3	(1.2)
Weighted average common shares outstanding - basic	9,769,626	9,754,617	9,908,931	0.2	(1.4)
Weighted average common shares outstanding - diluted	9,866,973	9,763,296	9,992,467	1.1	(1.3)

PERFORMANCE RATIOS
Return on average assets	0.68%	0.50%	0.57%	36.0%	19.3%
Core return on average assets(1)	0.61	0.54	0.76	13.0	(19.7)
Return on average equity	8.28	6.61	7.04	25.3	17.6
Core return on average equity(1)	7.52	7.16	9.46	5.0	(20.5)
Net interest margin	2.59	2.72	3.13	(4.8)	(17.3)
Net interest income to average assets	2.47	2.60	2.99	(5.0)	(17.4)
Noninterest expense to average assets	2.20	2.17	2.40	1.4	(8.3)
Efficiency ratio(2)	76.62	76.26	76.12	0.5	0.7
Core efficiency ratio(1)	78.81	74.85	69.89	5.3	12.8
Dividend payout ratio	20.83	27.78	25.00	(25.0)	(16.7)
Net charge-offs to average loans	—	—	0.01	—	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expense divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	3/31/2024	12/31/2023	3/31/2023	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.36%	0.36%	0.23%	—%	56.5%
Nonperforming loans to total loans	0.26	0.26	0.27	—	(3.7)
Allowance for credit losses to total loans	1.34	1.38	1.45	(2.9)	(7.6)
Allowance for credit losses to nonperforming loans	515.36	529.32	535.55	(2.6)	(3.8)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.14%	8.06%	7.94%	1.0%	2.5%
Tangible equity to tangible assets(1)	6.73	6.65	6.48	1.2	3.9
Tier 1 leverage capital	8.60	8.35	8.30	3.0	3.6
Common equity tier 1 capital(2)	9.76	9.51	9.64	2.6	1.2
Tier 1 capital(2)	10.16	9.90	10.06	2.6	1.0
Total capital(2)	13.18	12.99	13.24	1.5	(0.5)
Investar Bank:
Tier 1 leverage capital	10.01	9.81	9.72	2.0	3.0
Common equity tier 1 capital(2)	11.83	11.64	11.78	1.6	0.4
Tier 1 capital(2)	11.83	11.64	11.78	1.6	0.4
Total capital(2)	13.04	12.89	13.03	1.2	0.1

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2024.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023
ASSETS
Cash and due from banks	$18,083	$28,285	$30,571
Interest-bearing balances due from other banks	23,762	3,724	722
Cash and cash equivalents	41,845	32,009	31,293

Available for sale securities at fair value (amortized cost of $415,546, $419,283, and $462,332, respectively)	353,340	361,918	406,107
Held to maturity securities at amortized cost (estimated fair value of $18,148, $20,513, and $7,805, respectively)	17,755	20,472	8,048
Loans	2,180,578	2,210,619	2,109,044
Less: allowance for credit losses	(29,114)	(30,540)	(30,521)
Loans, net	2,151,464	2,180,079	2,078,523
Equity securities at fair value	2,260	1,180	1,241
Nonmarketable equity securities	12,723	13,417	23,376
Bank premises and equipment, net of accumulated depreciation of $20,038, $19,476, and $21,670, respectively	42,659	44,183	47,698
Other real estate owned, net	4,247	4,438	662
Accrued interest receivable	15,047	14,366	12,947
Deferred tax asset	17,779	16,910	16,434
Goodwill and other intangible assets, net	42,154	42,320	42,864
Bank owned life insurance	60,745	58,797	57,715
Other assets	25,688	25,066	24,761
Total assets	$2,787,706	$2,815,155	$2,751,669

LIABILITIES
Deposits
Noninterest-bearing	$435,397	$448,752	$508,241
Interest-bearing	1,772,431	1,806,975	1,637,406
Total deposits	2,207,828	2,255,727	2,145,647
Advances from Federal Home Loan Bank	23,500	23,500	300,116
Borrowings under Bank Term Funding Program	229,000	212,500	—
Federal funds purchased	—	—	440
Repurchase agreements	7,850	8,633	—
Subordinated debt, net of unamortized issuance costs	43,363	44,320	44,248
Junior subordinated debt	8,657	8,630	8,545
Accrued taxes and other liabilities	40,503	35,077	34,215
Total liabilities	2,560,701	2,588,387	2,533,211

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,781,946, 9,748,067, and 9,900,648 shares issued and outstanding, respectively	9,782	9,748	9,901
Surplus	145,739	145,456	146,027
Retained earnings	120,441	116,711	106,780
Accumulated other comprehensive loss	(48,957)	(45,147)	(44,250)
Total stockholders’ equity	227,005	226,768	218,458
Total liabilities and stockholders’ equity	$2,787,706	$2,815,155	$2,751,669

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
INTEREST INCOME
Interest and fees on loans	$32,135	$33,128	$27,359
Interest on investment securities
Taxable	2,817	2,970	3,085
Tax-exempt	238	253	105
Other interest income	532	317	428
Total interest income	35,722	36,668	30,977

INTEREST EXPENSE
Interest on deposits	14,845	14,584	6,221
Interest on borrowings	3,661	3,593	4,583
Total interest expense	18,506	18,177	10,804
Net interest income	17,216	18,491	20,173

Provision for credit losses	(1,419)	486	388
Net interest income after provision for credit losses	18,635	18,005	19,785

NONINTEREST INCOME
Service charges on deposit accounts	810	798	740
Loss on call or sale of investment securities, net	—	(322)	(1)
Gain (loss) on sale or disposition of fixed assets, net	427	(39)	(859)
Loss on sale of other real estate owned, net	—	—	(142)
Gain on sale of loans	—	—	75
Servicing fees and fee income on serviced loans	—	2	6
Interchange fees	395	417	438
Income from bank owned life insurance	388	371	336
Change in the fair value of equity securities	80	24	(4)
Other operating income	648	504	487
Total noninterest income	2,748	1,755	1,076
Income before noninterest expense	21,383	19,760	20,861

NONINTEREST EXPENSE
Depreciation and amortization	812	909	1,052
Salaries and employee benefits	9,248	9,003	9,334
Occupancy	581	706	1,024
Data processing	937	892	875
Marketing	41	68	69
Professional fees	419	461	633
Gain on early extinguishment of subordinated debt	(215)	—	—
Other operating expenses	3,473	3,401	3,188
Total noninterest expense	15,296	15,440	16,175
Income before income tax expense	6,087	4,320	4,686
Income tax expense	1,380	782	874
Net income	$4,707	$3,538	$3,812

EARNINGS PER SHARE
Basic earnings per common share	$0.48	$0.36	$0.38
Diluted earnings per common share	0.48	0.36	0.38
Cash dividends declared per common share	0.10	0.10	0.095

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,195,496	$32,135	5.89%	$2,214,916	$33,128	5.93%	$2,103,989	$27,359	5.27%
Securities:
Taxable	410,761	2,817	2.76	427,746	2,970	2.75	459,099	3,085	2.73
Tax-exempt	26,963	238	3.55	28,807	253	3.50	16,496	105	2.58
Interest-bearing balances with banks	36,333	532	5.89	23,005	317	5.46	35,513	428	4.89
Total interest-earning assets	2,669,553	35,722	5.38	2,694,474	36,668	5.40	2,615,097	30,977	4.80
Cash and due from banks	26,246			27,214			31,356
Intangible assets	42,243			42,414			43,000
Other assets	94,311			83,447			76,695
Allowance for credit losses	(30,161)			(30,161)			(30,325)
Total assets	$2,802,192			$2,817,388			$2,735,823

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$680,548	$3,166	1.87%	$668,277	$2,873	1.71%	$736,083	$1,594	0.88%
Savings deposits	134,853	339	1.01	136,045	318	0.93	146,093	16	0.04
Brokered time deposits	255,694	3,314	5.21	275,552	3,590	5.17	67,088	773	4.68
Time deposits	734,474	8,026	4.39	744,444	7,803	4.16	608,401	3,838	2.56
Total interest-bearing deposits	1,805,569	14,845	3.31	1,824,318	14,584	3.17	1,557,665	6,221	1.62
Short-term borrowings	236,826	2,745	4.66	218,977	2,672	4.84	301,033	3,562	4.80
Long-term debt	76,351	916	4.83	76,429	921	4.78	102,604	1,021	4.04
Total interest-bearing liabilities	2,118,746	18,506	3.51	2,119,724	18,177	3.40	1,961,302	10,804	2.23
Noninterest-bearing deposits	428,135			454,893			550,503
Other liabilities	26,621			30,317			4,328
Stockholders’ equity	228,690			212,454			219,690
Total liability and stockholders’ equity	$2,802,192			$2,817,388			$2,735,823
Net interest income/net interest margin		$17,216	2.59%		$18,491	2.72%		$20,173	3.13%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST RECOVERIES AND ACCRETION
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,195,496	$32,135	5.89%	$2,214,916	$33,128	5.93%	$2,103,989	$27,359	5.27%
Adjustments:
Interest recoveries		21			1,105			141
Accretion		19			25			55
Adjusted loans	2,195,496	32,095	5.88	2,214,916	31,998	5.73	2,103,989	27,163	5.24
Securities:
Taxable	410,761	2,817	2.76	427,746	2,970	2.75	459,099	3,085	2.73
Tax-exempt	26,963	238	3.55	28,807	253	3.50	16,496	105	2.58
Interest-bearing balances with banks	36,333	532	5.89	23,005	317	5.46	35,513	428	4.89
Adjusted interest-earning assets	2,669,553	35,682	5.38	2,694,474	35,538	5.23	2,615,097	30,781	4.77

Total interest-bearing liabilities	2,118,746	18,506	3.51	2,119,724	18,177	3.40	1,961,302	10,804	2.23

Adjusted net interest income/adjusted net interest margin		$17,176	2.59%		$17,361	2.56%		$19,977	3.10%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023
Tangible common equity
Total stockholders’ equity	$227,005	$226,768	$218,458
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,966	2,132	2,676
Trademark intangible	100	100	100
Tangible common equity	$184,851	$184,448	$175,594
Tangible assets
Total assets	$2,787,706	$2,815,155	$2,751,669
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	1,966	2,132	2,676
Trademark intangible	100	100	100
Tangible assets	$2,745,552	$2,772,835	$2,708,805

Common shares outstanding	9,781,946	9,748,067	9,900,648
Tangible equity to tangible assets	6.73%	6.65%	6.48%
Book value per common share	$23.21	$23.26	$22.06
Tangible book value per common share	18.90	18.92	17.74

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2024	12/31/2023	3/31/2023
Net interest income	(a)	$17,216	$18,491	$20,173
Provision for credit losses		(1,419)	486	388
Net interest income after provision for credit losses		18,635	18,005	19,785

Noninterest income	(b)	2,748	1,755	1,076
Loss on call or sale of investment securities, net		—	322	1
(Gain) loss on sale or disposition of fixed assets, net		(427)	39	859
Loss on sale of other real estate owned, net		—	—	142
Gain on sale of loans(1)		—	—	(75)
Change in the fair value of equity securities		(80)	(24)	4
Change in the net asset value of other investments(2)		(70)	(43)	33
Core noninterest income	(d)	2,171	2,049	2,040

Core earnings before noninterest expense		20,806	20,054	21,825

Total noninterest expense	(c)	15,296	15,440	16,175
Write down of other real estate owned(3)		(233)	—	—
Gain on early extinguishment of subordinated debt		215	—	—
Loan purchase expense(4)		—	(66)	—
Divestiture expense(5)		—	—	(651)
Core noninterest expense	(f)	15,278	15,374	15,524

Core earnings before income tax expense		5,528	4,680	6,301
Core income tax expense(6)		1,255	847	1,178
Core earnings		$4,273	$3,833	$5,123

Core basic earnings per common share		0.44	0.39	0.52

Diluted earnings per common share (GAAP)		$0.48	$0.36	$0.38
Loss on call or sale of investment securities, net		—	0.03	—
(Gain) loss on sale or disposition of fixed assets, net		(0.03)	—	0.07
Loss on sale of other real estate owned, net		—	—	0.01
Gain on sale of loans(1)		—	—	(0.01)
Change in the fair value of equity securities		(0.01)	—	—
Change in the net asset value of other investments(2)		(0.01)	—	—
Write down of other real estate owned(3)		0.02	—	—
Gain on early extinguishment of subordinated debt		(0.02)	—	—
Loan purchase expense(4)		—	—	—
Divestiture expense(5)		—	—	0.06
Core diluted earnings per common share		$0.43	$0.39	$0.51

Efficiency ratio	(c) / (a+b)	76.62%	76.26%	76.12%
Core efficiency ratio	(f) / (a+d)	78.81	74.85	69.89
Core return on average assets(7)		0.61	0.54	0.76
Core return on average equity(7)		7.52	7.16	9.46
Total average assets		$2,802,192	$2,817,388	$2,735,823
Total average stockholders’ equity		228,690	212,454	219,690

(1) Adjustment to noninterest income recorded upon completion of the sale of the Alice and Victoria, Texas branches for remaining discount on loans sold.

(2) Change in net asset value of other investments represents unrealized gains or losses on Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(3) Adjustment to noninterest expense for provision for estimated losses on other real estate owned when fair value is determined to be less than carrying values, which is included in other operating expense in the accompanying consolidated statements of income.
(4) Adjustment to noninterest expense directly attributable to the purchase of loans, consisting of professional fees for legal and consulting services.
(5) Adjustment to noninterest expenses directly attributable to the sale of the Alice and Victoria, Texas branch locations, consisting of $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible.
(6) Core income tax expense is calculated using the effective tax rates of 22.7%, 18.1% and 18.7% for the quarters ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(7) Core earnings used in calculation. No adjustments were made to average assets or average equity.